Exhibit 99.2

Ford Motor Company and Subsidiaries
SECTOR STATEMENT OF INCOME
For the Periods Ended March 31, 2004 and 2003
(in millions, except per share amounts)

	First Quarter
	2004	2003
	(unaudited)
AUTOMOTIVE
Sales	$38,844	$34,159
Costs and expenses
Cost of sales	34,071	31,055
Selling, administrative and other expenses	2,748	2,298

Total costs and expenses	36,819	33,353

Operating income/(loss)	2,025	806

Interest income	117	148
Interest expense	392	313

Net interest income/(expense)	(275)	(165)
Equity in net income/(loss) of affiliated companies	56	21

Income/(loss) before income taxes — Automotive	1,806	662

FINANCIAL SERVICES
Revenues	5,847	6,656
Costs and expenses
Interest expense	1,450	1,644
Depreciation	1,731	2,553
Operating and other expenses	1,212	1,188
Provision for credit and insurance losses	371	593

Total costs and expenses	4,764	5,978

Income/(loss) before income taxes — Financial Services	1,083	678

TOTAL COMPANY
Income/(loss) before income taxes	2,889	1,340
Provision for/(benefit from) income taxes	829	337

Income/(loss) before minority interests	2,060	1,003
Minority interests in net income/(loss) of subsidiaries	85	102

Income/(loss) from continuing operations	1,975	901
Income/(loss) from discontinued/held-for-sale operations	(23)	(5)

Net income/(loss)	$1,952	$896

Income/(loss) attributable to Common and Class B Stock
after Preferred Stock dividends	$1,952	$896
Average number of shares of Common and Class B
Stock outstanding	1,832	1,832

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK
Basic income/(loss)
Income/(loss) from continuing operations	$1.08	$0.49
Income/(loss) from discontinued/held-for-sale operations	(0.01)	—

Net income/(loss)	$1.07	$0.49

Diluted income/(loss)
Income/(loss) from continuing operations	$0.95	$0.45
Income/(loss) from discontinued/held-for-sale operations	(0.01)	—

Net income/(loss)	$0.94	$0.45

Cash dividends	$0.10	$0.10